Exhibit 10.1

EXECUTION VERSION

Opening Transaction

To:	Bristow Group Inc. 2103 City West Blvd., 4th Floor Houston, Texas 77042

A/C:	21AXD0

From:	Credit Suisse Capital LLC c/o Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010

Re:	Base Issuer Warrant Transaction

Ref. No:	60991548

Date:	December 13, 2017

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Credit Suisse Capital LLC (“Dealer”), represented by Credit Suisse Securities (USA) LLC (“Agent”) as its agent, and Bristow Group Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement, as published by ISDA, as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for the election of US Dollars (“USD”) as the Termination Currency. The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 13, 2017

Effective Date:	December 18, 2017, subject to Section 8(q).

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD0.01 per share (Ticker Symbol: “BRS”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Maximum Number of Shares:	For any Settlement Date, 7,037,718 Shares (the “Aggregate Maximum Number of Shares”) multiplied by the Applicable Percentage, minus the aggregate number of Shares delivered prior to such day pursuant to (i) this Confirmation and (ii) any other substantially similar confirmation for Warrants sold by Issuer to Dealer with a trade date within 30 days of the Trade Date and with expiration dates the same as the Expiration Dates hereunder.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Maximum Number of Shares be subject to adjustment, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with a Potential Adjustment Event (as defined in Section 11.2(e) of the Equity Definitions and without any amendment thereto pursuant to the terms of this Confirmation)).

Applicable Percentage:	20%

Strike Price:	USD20.016

Premium:	USD5,262,500

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means January 8, 2024. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent, acting in good faith and in its commercially reasonable discretion, may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent, acting in good faith and in its commercially reasonable discretion, based on transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended. For the avoidance of doubt, any day on which the Exchange is scheduled to close prior to its normal closing time shall not be considered a Disrupted Day in whole or in part. If a Market Disruption Event occurs on the Expiration Date for any Component, the Calculation Agent, in its good faith and commercially reasonable discretion, may determine the VWAP Price for such Expiration Date using its commercially reasonable estimate of the value of the Shares on such Expiration Date based on the volume, historical trading patterns and price of the Shares and such other commercially reasonable factors (such as the market for the Shares; volatility, expected dividends, stock loan rate or liquidity relevant to the Shares; other commercially reasonable option pricing inputs; and the ability to maintain a commercially reasonable hedge position relating to the Shares) as it deems appropriate. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Events:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” by “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion, based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner), and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation M), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Numberand Contact Details for purpose of Giving Notice:	To:	Bristow Group Inc.
	Attn:	Geoffrey L. Carpenter
	Telephone:	(713) 430-7717
	Facsimile:	(713) 267-7620

With a copy to:

	Attn:	General Counsel
	Facsimile:	(713) 267-7670

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method:	Net Share Settlement

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable judgment of Dealer, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 5:00 P.M. (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:	In respect of any Settlement Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the Number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if no such excess, zero) divided by (B) such VWAP Price; provided that in no event shall the Number of Shares to be Delivered for any Settlement Date exceed the Maximum Number of Shares for such Settlement Date.

VWAP Price:	For any Valuation Date, the Rule 10b-18 dollar volume weighted average price per Share for such Exchange Business Day based on transactions executed during such Exchange Business Day, as reported on Bloomberg Page “BRS <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such Exchange Business Day for any reason or is, in the reasonable determination of the Calculation Agent, manifestly incorrect, as commercially reasonably determined by the Calculation Agent using a volume-weighted method.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to the Transaction.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Announcement Event:	If an Announcement Event has occurred, the Calculation Agent shall determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) at a time that it deems appropriate, in good faith and in its commercially reasonable discretion, from the Announcement Date to the date of such determination (a “Determination Date”), and (ii) on the earlier to occur of (x) the relevant Merger Date or Tender Offer Date, as the case may be, or the date on which the transaction described in the relevant

Announcement Event is cancelled, withdrawn, discontinued or otherwise terminated, as applicable, and (y) the Expiration Date, date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions or other date of cancellation or termination in respect of the Transaction or any Component (such earlier date, a “Final Determination Date”), from the Announcement Date or the Determination Date, as applicable, to such Final Determination Date. If any such economic effect is deemed to be material in the Calculation Agent’s commercially reasonable discretion, the Calculation Agent shall adjust the terms of the Transaction to reflect such economic effect, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. “Announcement Event” shall mean the occurrence of an Announcement Date pursuant to Section 12.1(l)(i), (ii) and/or (vii) of the Equity Definitions (as modified pursuant to this Confirmation).

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “that is reasonably likely to be completed (as commercially reasonably determined by the Calculation Agent taking into account the market price of the Shares, volatility with respect to the Shares, the fair value of the Transaction and such other factors as the Calculation Agent deems relevant in its commercially reasonable discretion) and, if completed, would result in a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by an entity with direct knowledge” after the word “announcement” in the second and the fourth lines thereof, (iv) replacing the words “firm intention” in the second and fourth lines thereof with the words “bona fide intention (as commercially reasonably determined by the Calculation Agent taking into account the market price of the Shares, volatility with respect to the Shares, the fair value of the Transaction and such other factors (such as the market for the Shares; volatility, expected dividends, stock loan rate or liquidity relevant to the Shares; other commercially reasonable option pricing inputs; and the ability to maintain a commercially reasonable hedge position relating to the Shares) as the Calculation Agent deems relevant in its commercially reasonable discretion)”, (v) deleting the parenthetical in the third and the fifth line thereof, (vi) adding immediately after the words “Merger Event” in the third line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)”, (vii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)”, (viii) deleting the word “and” immediately preceding clause (vi) and (ix) inserting a new clause (vii) immediately following the end of clause (vi) thereof as follows: “and (vii) the public announcement by Issuer and/or its subsidiaries of any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 50% of the market capitalization of Issuer as of the date of such announcement, or any intention to enter into such a transaction”.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Modified Calculation Agent Adjustment:	With respect to any Merger Event to which Modified Calculation Agent Adjustment applies, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, on or prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as Dealer has determined, in its reasonable discretion based on advice of counsel, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner), and if such conditions are not met or if the Calculation Agent determines, acting in good faith and in its commercially reasonable discretion, that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible bond market (to the extent such adjustments are based on a commercially reasonable Hedge Position), as determined by the Calculation Agent acting in good faith and in its commercially reasonable discretion.

Nationalization, Insolvencyor Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(d) Increased Cost of Hedging:	Not Applicable

(e) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.00% per annum

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.00% per annum until June 1, 2023 and 0.25% per annum thereafter.

Hedging Party:	Dealer

Determining Party:	Dealer for all applicable Additional Disruption Events

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Issuer of such failure, Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Issuer, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Issuer by e-mail to the e-mail address provided by Issuer in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

4. Account Details:

Dealer Payment Instructions:

The Bank of New York, NY

SWIFT: IRVTUS3N

ABA Code: 021 000 018

Account Name: Credit Suisse Capital LLC

Account No.: 890-1148-822

BIC CSFBUS3L

Issuer Payment Instructions:

Bank:	Wells Fargo Bank
SWIFT:	WFBIUS6S
ABA:	121000248
Acct Name:	Bristow Group Inc.
Acct Number:	4000073916

5. Offices:

The Office of Dealer for the Transaction is:

Credit Suisse Capital LLC

c/o Credit Suisse Secuirities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

The Office of Issuer for the Transaction is:

Inapplicable, Issuer is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Issuer:

To:	Bristow Group Inc.
Attn:	Geoffrey L. Carpenter
Telephone:	(713) 430-7717
Facsimile:	(713) 267-7620

With a copy to:

Attn:	General Counsel
Facsimile:	(713) 267-7670

(b) Address for notices or communications to Dealer:

Credit Suisse International

c/o Credit Suisse Securities (USA) LLC

11 Madison Avenue, 5th Floor

New York, NY 10010

Attention: Tucker Martin

Telephone: (212) 325-9182

Facsimile: (212) 743-3661

Email: tucker.martin@credit-suisse.com; list.elo-equ-der@credit-suisse.com

With a copy to:

Credit Suisse Securities (USA) LLC

1 Madison Avenue, 9th Floor

New York, New York 10010

Attn: Senior Legal Officer

Telephone: (212) 538-2616

Facsimile: (212) 325-8036

Email: stephen.gray@credit-suisse.com

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date and the Premium Payment Date, (A) Issuer is not aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) A number of Shares equal to the Aggregate Maximum Number of Shares as of the Trade Date (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Issuer. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On the Trade Date and the Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) Issuer shall not take any action to decrease the number of Available Shares (as defined below) below the Aggregate Maximum Number of Shares.

(viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 2 of the Underwriting Agreement dated as of December 13, 2017 between Issuer and Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(x) [Reserved].

(xi) [Reserved].

(xii) [Reserved].

(xiii) Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Issuer hereunder will (i) conflict with or result in a breach of any agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which Issuer or any of its subsidiaries is subject, which agreement or instrument was filed as an exhibit to Issuer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as updated by any subsequent filings, except for any such conflict that would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of Issuer and its subsidiaries taken as a whole or on the performance by Issuer of its obligations under the Transaction (“Material Adverse Effect”) or (ii) constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except for any such default or lien that would not, individually or in the aggregate, have a Material Adverse Effect.

(xiv) Assuming compliance by Dealer and its affiliates with the covenant set forth in Section 8(v), no provision in the Restated Certificate of Incorporation of Issuer or the Amended and Restated By-laws of Issuer (each, as amended from time to time) applicable to the Shares, and no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares, would give rise to any reporting, consent, registration, or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xv) Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f) On or prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction.

(g) Issuer shall deliver to Dealer one or more opinions of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Sections 3(a)(i), (ii), (iii) and (iv) of the Agreement and Section 7(a)(iii) of this Confirmation; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(h) Issuer is not entering into the Transaction in anticipation of, in connection with, or to facilitate, a self-tender offer or a third-party tender offer, in each case, in violation of the Exchange Act.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control, or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), and if Issuer would owe any amount to Dealer pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Issuer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Issuer gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Issuer remakes the representation set forth in Section 7(a)(i) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”. If, in the reasonable judgment of Dealer, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) accept delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

Notwithstanding anything to the contrary in this Confirmation, any Payment Obligation under this Confirmation shall, for all purposes, be calculated as if the Maximum Number of Shares were equal to 1.5 times the Number of Shares (without regard to the limitations on adjustment set forth in the second paragraph opposite the caption “Maximum Number of Shares” in Section 2) but any deliveries under this Section 8(a) shall be limited to the Maximum Number of Shares as defined in Section 2 hereof.

(b) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer by notice to Buyer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect a commercially reasonable liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Expiration Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (b)(i)(A) above:

(A) Buyer (or an affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities of similar size and that yields results that are satisfactory to Buyer or such affiliate, as the case may be, in its discretion; and

(B) Buyer (or an affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Buyer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance commercially reasonably satisfactory to Buyer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Buyer, and shall provide for the delivery of opinions of counsel and accountants’ “comfort letters” with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus to Buyer or such affiliate.

(iii) If Issuer makes the election described in clause (b)(i)(B) above:

(A) Buyer (or an affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Buyer or such affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B) Buyer (or an affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Buyer or such affiliate and the private resale of such shares by Buyer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Buyer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall provide for the delivery of opinions of counsel and accountants’ “comfort letters” with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares to Buyer or such affiliate; and

(C) Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer (i) may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(iv) If the private placement settlement or the registration settlement shall not be effected as set forth in Section (8)(b)(ii) or Section (8)(b)(iii) of this Confirmation, as applicable, then failure to effect such private placement settlement or such registration settlement shall constitute an Event of Default with respect to which Issuer shall be the Defaulting Party.

(c) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Buyer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Buyer or any affiliate of Buyer subject to aggregation with Buyer under such Section 13 and rules or any “group”, as such term is used in such Section 13 and rules, of which Buyer or any such affiliate of Buyer is a member or may be deemed to be a member (collectively, “Buyer Group”) would be equal to or greater than 9% or more of the outstanding Shares or (ii) Buyer, Buyer Group or any person whose ownership position would be aggregated with that of Buyer or Buyer Group (Buyer, Buyer Group or any such person, a “Buyer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders or any organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Buyer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”). If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Buyer gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.

(e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction on any date in excess of the Maximum Number of Shares on such date. Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Aggregate Maximum Number of Shares is equal to or less than the number of authorized but unissued Shares of Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Aggregate Maximum Number of Shares (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) because Issuer has insufficient authorized but unissued Shares that are not reserved for other transactions (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Issuer deliver any Shares to Dealer pursuant to this Section 8(e) to the extent that such delivery would cause the aggregate number of Shares delivered to Dealer to exceed the Maximum Number of Shares. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “a material”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares);

(ii) Each of Section 11.2(a) and Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the words “a material”, and adding the phrase “or Warrants” at the end of the sentence;

(iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer”;

(iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (y) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other”.

(g) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, the Calculation Agent may choose, in good faith and its commercially reasonable discretion, to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Dealer, despite using commercially reasonable efforts, is unable or reasonably determines, based on advice of counsel, that it is impractical or illegal, to hedge its obligations pursuant to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Buyer in light of legal, regulatory, or self-regulatory concerns, provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner).

(ii) Any Person (as defined below) becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Issuer’s common stock representing more than 50% of the voting power of Issuer’s common stock entitled to vote generally in the election of directors and (x) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (y) Issuer otherwise becomes aware of any such Person; provided that this clause (ii) shall not apply to a transaction covered in clause (iii) below, including any exception thereto.

(iii) The consummation of (A) any recapitalization, reclassification or change of Issuer’s common stock (other than changes resulting from a share split or share combination or changes solely to par value) as a result of which all of Issuer’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Issuer pursuant to which all of Issuer’s common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one of Issuer’s subsidiaries; provided, however, that any merger or consolidation of Issuer solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of its outstanding common stock solely into shares of common stock of the surviving entity shall not constitute an Additional Termination Event pursuant to this clause (iii).

(iv) On any day during the period from and including the Trade Date, to and including the final Expiration Date, (I) the Notional Unwind Shares (as defined below) as of such day exceeds a number of Shares equal to 75% of the Maximum Number of Shares, or (II) Issuer makes a public announcement of any transaction or event that, in the commercially reasonable opinion of Calculation Agent would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder, cause the Notional Unwind Shares immediately following the consummation of such transaction or the occurrence of such event to exceed a number of Shares equal to 75% of the Maximum Number of Shares. The “Notional Unwind Shares” as of any day is a number of Shares equal to (1) the amount that would be payable pursuant to Section 6 of the Agreement (determined as of such day as if an Early Termination Date had been designated in respect of the Transaction and as if Issuer were the sole Affected Party and the Transaction were the sole Affected Transaction), divided by (2) the Relevant Price (determined as if such day were a Valuation Date).

(v) A default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Issuer or any of Issuer’s subsidiaries, other than any subsidiary that is designated an “Unrestricted Subsidiary” under the supplemental indenture governing Issuer’s 6  1⁄4% senior notes due 2022 or any other indenture or supplemental indenture containing substantially similar provisions related to unrestricted subsidiaries or similar concepts (collectively, “Unrestricted Subsidiaries”) (or the payment of which is guaranteed by Issuer or any of Issuer’s subsidiaries (other than Unrestricted Subsidiaries)), which default is caused by a failure to pay principal of or premium or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness, including any extension thereof (a “Payment Default”), or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $50.0 million (or the foreign currency equivalent thereof), such default is not cured or waived or such acceleration is not rescinded, as applicable, and such indebtedness is not repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be.

(vi) a final judgment for the payment of $50.0 million (or the foreign currency equivalent thereof) or more (excluding amounts covered by insurance) is rendered against Issuer or any of its significant subsidiaries (as defined in Regulation S-X under the Securities Act) (other than Unrestricted Subsidiaries), which judgment is not paid, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

Notwithstanding the foregoing, a transaction set forth in clause (ii) or (iii) above will not constitute an Additional Termination Event if (x) more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute an Additional Termination Event under clause (iii) above consists of shares of common stock traded or to be traded immediately following such transaction on The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market and (y) as a result of such transaction or transactions, the Shares will consist of such common stock (and any rights attached thereto) and other applicable consideration.

“Person” includes any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(h) Extension of Settlement. Dealer may (x) divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component, or (y) extend any Expiration Date or any other date of valuation or delivery of Shares, if Dealer determines, in its good faith reasonable discretion based on advice of counsel, that such further division or extension is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement unwind activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal and regulatory requirements.

(i) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer; provided that at any time at which an Excess Ownership Position (determined, for purposes of this Section 8(i), as if the reference to “9%” in the definition thereof were replaced with “8.5%”) exists (based on a commercially reasonable Hedge Position), if Dealer, in its good faith reasonable discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists (based on a commercially reasonable Hedge Position), Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction such that such Excess Ownership Position no longer exists (based on a commercially reasonable Hedge Position). After a transfer or assignment by Dealer described in the preceding sentence, the transferee or assignee shall agree (1) Issuer will not be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Issuer would have been required to pay to Dealer in the absence of such transfer or assignment and (2) Issuer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount that, after taking into account amounts owed by the transferee or assignee to Issuer and any taxes withheld under Section 2(d)(i)(4) of the Agreement, is less than the amount that Issuer would have received from Dealer in the absence of such transfer or assignment. In the event that Dealer designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(k) No Netting or Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party under any other agreement between parties hereto, by operation of law or otherwise.

(l) [Reserved].

(m) Shareholder Approval. Issuer shall use its reasonable best efforts to seek approval from its shareholders, in accordance with the requirements of Rule 312.03(c) of The New York Stock Exchange Listed Company Manual or any successor rule, for the issuance pursuant to the Transaction of a number of Shares equal to 1.5 times the Number of Shares (without regard to the limitations on adjustment set forth in the second paragraph opposite the caption “Maximum Number of Shares” in Section 2). If Issuer succeeds in obtaining such approval, then upon such approval and without any further action by either party, (i) the provisions set forth opposite the caption “Maximum Number of Shares” in Section 2 shall be deemed to be replaced in their entirety with the phrase “A number of Shares equal to 1.5 times the Number of Shares”, (ii) the phrase “the Aggregate Maximum Number of Shares as of the Trade Date” in Section 7(a)(iii) shall be deemed replaced with the words “the Maximum Number of Shares”, (iii) the words “the Aggregate Maximum Number of Shares” each time they appear in Section 7(a)(vii) and Section 8(e) shall be deemed replaced with the words “the Maximum Number of Shares” and (iv) the Additional Termination Event set forth in Section 8(g)(iv) shall no longer be applicable.

(n) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may perform such obligations. Dealer shall be discharged of its obligations to Issuer to the extent, and solely to the extent, of any such performance.

(o) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(p) Agreements and Acknowledgements Regarding Hedging. Issuer understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Issuer.

(q) Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Issuer fails to deliver to Dealer opinions of counsel as required pursuant to Section 7(g), in each case by 5:00 p.m. (New

York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Issuer under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Issuer represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(r) Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Issuer an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Issuer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(s) Listing of Warrant Shares. Issuer shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date. Issuer agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(t) Tax Representations and Forms.

(i) Dealer and Issuer each represent and warrant that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Confirmation and the Transaction evidenced hereby.

(ii) For the purpose of Sections 4(a)(i) and (iii) of the Agreement, Dealer agrees to deliver to Issuer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (A) reasonable request of Issuer or (B) learning that any form previously provided has become obsolete or incorrect. Any transferee or assignee of Dealer pursuant to paragraph (i) of this Section 8 may provide the Internal Revenue Service Form applicable to it in lieu of Internal Revenue Service Form W-9. For the purpose of Sections 4(a)(i) and (iii) of the Agreement, Issuer agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (A) reasonable request of Dealer or (B) learning that any form previously provided has become obsolete or incorrect.

(iii) “Tax” as used in subsection (i) immediately above and Sections 5(b)(iii) and 5(b)(iv) of the Agreement, and “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected (A) on amounts treated as dividends from sources within the United States under Section 871(m) or Section 305 of the Code, or, in each case, any current or future regulations thereunder or official interpretations thereof (a “Dividend Withholding Tax”) or (B) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). If, at any time, a party (“X”) is required to remit an amount of tax in respect of any Dividend Withholding Tax or FATCA Withholding Tax, then without duplication for any amount that X has deducted on account of such tax from any amount paid to the other party (“Y”) pursuant to the Transaction, the amount so required to be remitted shall be payable by Y to X within 10 business days of written demand by X. For the avoidance of doubt, each of a Dividend Withholding Tax and a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(u) Dividends. If at any time during the period from and including the Effective Date to and including the last Expiration Date an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants to Dealer after taking into account such dividend (and assuming Dealer maintains a commercially reasonable Hedge Position).

(v) Voting of Shares. Dealer agrees that neither it nor any of its affiliates will vote any shares acquired by Dealer or its affiliates in connection with the Transaction (including, without limitation, Shares acquired by Dealer or its affiliates to hedge any Hedge Position in respect of the Transaction).

(w) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(x) Waiver of Trial by Jury. EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE TRANSACTION OR THE ACTIONS OF ISSUER OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(y) Submission to Jurisdiction and Governing Law. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof. THIS CONFIRMATION AND THE TRANSACTION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(z) Illegality. The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after any Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(aa) Role of Agent. Credit Suisse Securities (USA) LLC, in its capacity as Agent will be responsible for (A) effecting the Transaction, (B) issuing all required confirmations and statements to Dealer and Issuer, (C) maintaining books and records relating to the Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Issuer, receiving, delivering, and safeguarding Issuer’s funds and any securities in connection with the Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i)	Agent is acting in connection with the Transaction solely in its capacity as Agent for Dealer and Issuer pursuant to instructions from Dealer and Issuer. Agent shall have no responsibility or personal liability to Dealer or Issuer arising from any failure by Dealer or Issuer to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Issuer with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Issuer agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of the Transaction. Agent shall otherwise have no liability in respect of the Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii)	Any and all notices, demands, or communications of any kind relating to the Transaction between Dealer and Issuer shall be transmitted exclusively through Agent at the following address:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.: (212) 325 8175

Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:

Facsimile No.: (212) 325 8173

Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Issuer upon written request.

(iv)	The Agent will furnish to Issuer upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)	Dealer and Issuer each represents and agrees (A) that the Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into the Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)	Dealer is regulated by The Securities and Futures Authority and has entered into the Transaction as principal. The time at which the Transaction was executed will be notified to Issuer (through the Agent) on request.

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

CREDIT SUISSE INTERNATIONAL

By:	/s/ Barry Dixon
	Name:	Barry Dixon
	Title:	Authorized Signatory

By:	/s/ Erica L. Hryniuk
	Name:	Erica L. Hryniuk
	Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC,
AS AGENT FOR CREDIT SUISSE INTERNATIONAL

By:	/s/ Barry Dixon
	Name:	Barry Dixon
	Title:	Director

[Signature Page to Base Warrant Confirmation]

Agreed and Accepted By:

BRISTOW GROUP INC.

By:	/s/ Geoffrey L. Carpenter
Name: Geoffrey L. Carpenter
Title: Vice President and Treasurer

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	19,984	September 1, 2023
2	19,984	September 5, 2023
3	19,984	September 6, 2023
4	19,984	September 7, 2023
5	19,984	September 8, 2023
6	19,984	September 11, 2023
7	19,984	September 12, 2023
8	19,984	September 13, 2023
9	19,984	September 14, 2023
10	19,984	September 15, 2023
11	19,984	September 18, 2023
12	19,984	September 19, 2023
13	19,984	September 20, 2023
14	19,984	September 21, 2023
15	19,984	September 22, 2023
16	19,984	September 25, 2023
17	19,984	September 26, 2023
18	19,984	September 27, 2023
19	19,984	September 28, 2023
20	19,984	September 29, 2023
21	19,984	October 2, 2023
22	19,984	October 3, 2023
23	19,984	October 4, 2023
24	19,984	October 5, 2023
25	19,984	October 6, 2023
26	19,984	October 9, 2023
27	19,984	October 10, 2023
28	19,984	October 11, 2023
29	19,984	October 12, 2023
30	19,984	October 13, 2023
31	19,984	October 16, 2023
32	19,984	October 17, 2023
33	19,984	October 18, 2023
34	19,984	October 19, 2023
35	19,984	October 20, 2023
36	19,984	October 23, 2023
37	19,984	October 24, 2023
38	19,984	October 25, 2023
39	19,984	October 26, 2023
40	19,984	October 27, 2023
41	19,984	October 30, 2023
42	19,984	October 31, 2023
43	19,984	November 1, 2023
44	19,984	November 2, 2023
45	19,984	November 3, 2023
46	19,984	November 6, 2023
47	19,984	November 7, 2023
48	19,984	November 8, 2023
49	19,984	November 9, 2023
50	19,984	November 10, 2023
51	19,984	November 13, 2023

52	19,984	November 14, 2023
53	19,984	November 15, 2023
54	19,984	November 16, 2023
55	19,984	November 17, 2023
56	19,984	November 20, 2023
57	19,984	November 21, 2023
58	19,984	November 22, 2023
59	19,984	November 24, 2023
60	19,984	November 27, 2023
61	19,984	November 28, 2023
62	19,984	November 29, 2023
63	19,984	November 30, 2023
64	19,984	December 1, 2023
65	19,984	December 4, 2023
66	19,984	December 5, 2023
67	19,984	December 6, 2023
68	19,984	December 7, 2023
69	19,984	December 8, 2023
70	19,984	December 11, 2023
71	19,984	December 12, 2023
72	19,984	December 13, 2023
73	19,984	December 14, 2023
74	19,984	December 15, 2023
75	19,984	December 18, 2023
76	19,984	December 19, 2023
77	19,984	December 20, 2023
78	19,984	December 21, 2023
79	19,984	December 22, 2023
80	19,984	December 26, 2023